Exhibit 10.1

EARN-IN AGREEMENT AMONG

GOLDEN MINERALS COMPANY AND

ASM SERVICES S.A.R.L. AND

SILEX SPAIN, S.L. AND

SILEX ARGENTINA S.A. AND

BARRICK GOLD CORPORATION DATED APRIL 9, 2020

EARN-IN AGREEMENT

THIS AGREEMENT is made as of the 9th day of April, 2020,

AMONG:

GOLDEN MINERALS COMPANY, a Delaware corporation

(hereinafter called “Golden US”)

AND:

ASM SERVICES S.A.R.L., a Luxembourg corporation (hereinafter called “Golden Lux”)

AND:

SILEX SPAIN S.A., a Spanish corporation (hereinafter called “Golden Spain”)

AND:

SILEX ARGENTINA S.A., an Argentinean corporation (hereinafter called “Silex”)

AND:

BARRICK GOLD CORPORATION, a British Columbia corporation

(hereinafter called “Barrick”)

WHEREAS, Silex is the legal and registered owner of a 100% interest in the Properties, which comprise the El Quevar Project, located in the Province of Salta, Argentina, as more particularly described in Schedule A;

WHEREAS, Silex is a wholly-owned subsidiary of Golden Spain (other than a single share held by Golden Lux), which is a wholly-owned subsidiary of Golden Lux, which is a wholly-owned subsidiary of Golden US, each of which will benefit from the transactions contemplated by this Agreement;

AND WHEREAS, Barrick desires to explore for minerals on the Properties and Silex desires to grant Barrick rights of access on, over and to and the right to explore and develop the minerals on the Properties;

AND WHEREAS, in addition to such exploration and access rights, Barrick desires to acquire from the Golden Entities and the Golden Entities desire to grant to Barrick the right and option to acquire a 70% interest in and to the Properties, to be effected by the acquisition by Barrick of a 70% ownership interest in JVCO (which in turn will own 100% of OPCO which will own the Properties, with the remaining 30% ownership interest in JVCO to be held by Golden Lux, and to enter into a shareholders agreement with Golden US and Golden Lux in respect of JVCO and the Properties, on the terms set forth in this Agreement;

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and the covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1.         INTERPRETATION

1.1       Definitions. In this Agreement, the following terms shall have the following meanings:

(a)        “Acquired Rights” has the meaning assigned to it in Section 17.2.

(b)        “Acquiring Party” has the meaning assigned to it in Section 17.2.

(c)        “Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise that directly or indirectly Controls, or is Controlled by or is under common Control with, a Party.

(d)        “Agreement” means this Agreement and the Schedules attached hereto.

(e)        “Annual Period” means the one-year period from the Effective Date, or any anniversary thereof, to the next anniversary of the Effective Date.

(f)        “Anti-Corruption Laws” means anti-bribery, anti-corruption, and anti-money laundering laws, rules, regulations, decrees and/or official governmental orders of the United States, Canada and the United Kingdom, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act and the Corruption of Foreign Public Officials Act (Canada), as well as any other legislation implementing either the United Nations Convention Against Corruption or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions applicable to any party;

(g)        “Area of Interest” has the meaning assigned to it in Section 17.1.

(h)        “Barrick Sub” means Minera Del Carmen S.A. or such other wholly-owned subsidiary of Barrick as Barrick may designate in writing.

(i)         “Business Day” means a day which is not a Saturday or Sunday or a statutory holiday in the Province of Ontario, Canada, in Denver, Colorado, U.S.A., or in Buenos Aires, Argentina.

(j)         “Concession Maintenance Obligations” means all the expenses, works and investment obligations required under Argentinian law, including Sections 215, 216,

217 and 225 of the Argentinian Mining Code to maintain the Properties valid and in good standing.

(k)        “Concessions” has the meaning assigned to it in Section 1.1(qq)(i).

(l)         “Control” means (and as applicable as part of its derivatives “Controls” and “Controlled” means) possession, directly or indirectly, of the power to vote more than 50% of the voting power of such Person or to direct or cause the direction of the management or policies of a Person, whether through ownership of the voting power of such Person, by contract or otherwise.

(m)       “Cure Period” has the meaning assigned to it in Section 8.2.

(n)        “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule H.

(o)        “Effective Date” means the date of this Agreement that is written above.

(p)        “Encumbrances” means any mortgage, charge, pledge, lien, licence, privilege, security interest, royalty, profit interest, or any other payments arising from the production or exploitation of the Properties, encumbrance, or claim, right or interest in, against, attaching to or affecting, property or assets, in each case whether registered or unregistered, and whether arising by agreement, statute or otherwise under applicable Laws.

(q)        “Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

(r)         “Environmental Laws” means all Laws relating to the protection of health or the environment resulting from the exploration, development, mining, operation, reclamation or restoration of the Properties including, without limitation, the Argentine Constitution, the Constitution of the Province of Salta, the Argentine Mining Code, Federal Laws # 24,051, 25,675 and 26,639, Provincial Law # 7,625 and 7,070 and such other Laws that govern or regulate the abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural, archeological or historic resources and sites; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment (including ambient air, surface water and groundwater) and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, radioactive materials or hazardous wastes.

(s)        “Existing Data” means maps, plans, exploration data, drill logs and other drilling data, core tests, samples, pulps, reports, photographs, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information and data developed in operations on, or in any way related to, the Properties, including information and data in digital form, prior to the Effective Date.

(t)         “Expenditure Commitment” has the meaning assigned to it in Section 4.8.

(u)        “Expenditures” means all direct expenses of or incurred in connection with Operations (including, without limitation, any and all costs, fees and expenses (including any Taxes thereon other than income taxes) which may be paid to obtain feasibility, engineering or other studies or reports on or with respect to the Properties or any part of the Properties). For greater certainty, the costs of the Concession Maintenance Obligations, the costs of Environmental Compliance and the costs of complying with all applicable Laws are included in Expenditures. Likewise, actual salaries, wages, expenses and benefits (other than any equity-based compensation) paid or provided to Barrick’s or its Affiliates’ employees or consultants engaged in Operations directly relating to the Properties, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Properties for the periods of time such employees are engaged in such activities (for clarity, the amount of salary, wages, expenses and benefits of an employee that shall be deemed to be “Expenditures” shall be that portion of the employee’s total compensation that is proportionate to such employee’s time spent engaged in activities related to the Properties relative to the time spent by such employee on other Barrick business); reasonable travel, transportation and vehicle costs incurred in the course of working on or for the benefit of the Properties; and actual charges for machinery, tools, equipment, camp facilities and other materials and assets used or employed in Operations, shall also be deemed added to and included in Expenditures. In addition to the foregoing, Barrick may also include as Expenditures for each most recently completed Annual Period, general and administrative expenses incurred by Barrick and/or its Affiliates in respect of Operations up to but not exceeding an amount equal to 5% of the direct Expenditures incurred by Barrick during such Annual Period;

(v)        “Exploration Camp” means the existing exploration camp of Silex located on the Properties.

(w)       “Force Majeure” means any cause, event, condition or circumstances, whether foreseeable or unforeseeable, beyond Barrick’s reasonable control, including but not limited to, the application of any Law or any changes in Law; action or inaction of civil or military authority; any judicial or governmental action, order, proclamation, request or instruction; interference or opposition by an indigenous group or an indigenous rights groups, communities or community groups, non-government organizations (NGOs), environmentalists or other activists; war, hostilities (whether or not war has been declared), threat of war, act of public enemy, blockade, revolution, riot, civil unrest, insurrection, public demonstration, civil commotion, invasion or armed conflict; acts of terrorism; sabotage or acts of vandalism, criminal damage or the threat of such acts; any outbreak or continuance of epidemic or pandemic (including COVID-19), famine or plague and any consequential states of emergency and movement restrictions; inability to obtain, or undue delay in obtaining (after exercising commercially reasonable and diligent efforts), any licence, permit or other authorization that may be required on reasonable terms and conditions; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of any Environmental Laws or any other Laws; inability after commercially reasonable effort to obtain contractors, subcontractors, workmen, labour, parts, equipment, materials or supplies on reasonable terms and conditions; failure, delay or suspension of transportation; strike, lock out or labour disputes; unplanned shutdown; accidents; breakdown or loss or damage to, or failure of plant, machinery, equipment, materials or facilities; natural disasters or other extreme weather or environmental conditions including lightning, earthquake, flooding, wind, storm, fire, landslip, natural disasters and phenomena including meteorites and volcanic eruptions and other acts of God; but not including lack of funds or market conditions generally (and not resulting from any such Force Majeure events, conditions or circumstances).

(x)        “Golden Entities” means, collectively, Golden US, Golden Lux, Golden Spain and Silex, and “Golden Entity” means any of them.

(y)        “Governmental Authority” means any nation, state or local or other governmental entity or authority of any nature, including any governmental ministry, agency, branch, department or official, and any court, regulatory or administrative board or other tribunal.

(z)        “JVCO” has the meaning assigned to in Section 9.1.

(aa)      “JV Formation Date” has the meaning assigned to in Section 5.4.

(bb)      “Law” or “Laws” means all applicable national, provincial and local laws (statutory and common), rules, ordinances, treaties, regulations, judgments, decrees, and other valid governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

(cc)      “NI 43-101” means National Instrument 43-101, “Standards of Disclosure for Mineral Projects” applicable to all companies listed on a Canadian stock exchange, as the same may be amended from time to time.

(dd)      “Notices” has the meaning assigned to it in Section 15.1.

(ee)      “Objection Notice” has the meaning assigned to it in Section 8.2.

(ff)        “OPCO” has the meaning assigned to it in Section 9.1.

(gg)     “Operations” includes any and every kind of mineral prospecting, exploration and development and related reclamation and remediation work (but not mining) and all assessments, studies and reports relating thereto and all associated activities which Barrick in its sole discretion performs or has performed for it on or in respect of the Properties or the products derived therefrom.

(hh)      “Option” has the meaning assigned to it in Section 5.1.

(ii)    “Option Period” means the period beginning on the Effective Date and ending on the earlier of the 8th anniversary of the Effective Date or the effective date of Barrick’s exercise of the Option.

(jj)     “Other Party” has the meaning assigned to it in Section 17.2.

(kk)     “Other Permits” means any additional licenses, franchises, permits, orders, consents, approvals, registrations, authorizations, and qualifications to be obtained by Barrick to conduct its Operations (or if such Other Permits cannot legally be obtained by Barrick, as requested by Barrick in writing after the Effective Date to be obtained by Silex or OPCO, as applicable), in order to permit Barrick to conduct its Operations.

(ll)      “Party” means a party to this Agreement and its successors and assigns.

(mm)   “Permits” has the meaning assigned to it in Section 2.1(t), and shall also be deemed to include any and all Other Permits, as the context requires.

(nn)     “Permitted Encumbrances” means, with respect to the Properties, (i) the Underlying Royalties, (ii) Encumbrances for assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies  of  any  Governmental  Authority,  in each case not yet overdue; (iii)  Encumbrances with respect to Taxes that are not yet due and payable; (iv)  easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that will not materially interfere with, materially impair or materially impede operations on the Properties, and (v)  the rights reserved to or vested in any Governmental Authority of the Province of Salta to control or regulate the Properties.

(oo)    “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, limited liability company, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or entity however designated or constituted.

(pp)    “Pre-Feasibility Study” means a study that analyzes the feasibility of developing a mine on the Properties meeting the standards of NI 43-101 for a Pre-Feasibility Study and the NI 43-101 definition of “Pre-Feasibility Study,” showing a mineral resource of not less than 2 million Au equivalent ounces within the Properties (calculated using the base-case metal prices for gold and silver set forth therein), and a positive pre-tax internal rate of return (greater than zero).

(qq)     “Properties” means:

(i)         the mining rights described in Part 1 of Schedule A Concessions, all of which were granted by a judge in the Salta Mining Court under the provisions of the Argentine Mining Code and are located in the Province of Salta, Argentina, and any permits, claims, leases, concessions or other form of mineral tenure which may replace the same (the “Concessions”); and

(ii)        and any and all surface, easement, water, access and other rights of and to any lands wholly or partially within the Area of Interest held by or for and of the Golden Entities, including the easements described in Part 2 of Schedule A (the “Easements”) and the applications for water concessions described Part 3 of Schedule A to this Agreement, and all other surface rights held in fee or under lease, licence, easement, right of way or other rights of any kind, and with respect to (i) or (ii), all renewals, extensions and amendments thereof or substitutions therefor, subject to reductions from time to time in accordance with Section 6.8 and additions thereto by operation of Article 17.

(rr)     “Proprietary Property” means all intellectual property owned or held by Barrick or any of its Affiliates, including (i) patents and patent applications, (ii) copyrights and applications in copyright, domestic or foreign, and all underlying works of authorship, (iii)  computer programs, computer databases (but not the Technical Data contained therein), computer program flow diagrams, source codes and object codes, (iv) trade secrets, software, license rights, methods, process, know-how, formulae and algorithms and (v) all licenses related to intangible property incorporating any of the foregoing.

(ss)     “Qualified Person” means an individual who (i) is an engineer or geoscientist with at least five years experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; (ii) has experience relevant to the subject matter of the mineral project and the technical report; and (iii) is a member in good standing of a professional association. The Parties acknowledge and agree that the definition of “Qualified Person” under this Agreement will be deemed to be automatically modified if the definition of that term is modified in NI 43-101.

(tt)       “Shareholders’ Agreement” means the shareholders’ agreement to be entered into among Barrick and Golden US, Golden Lux and JVCO upon the JV Formation Date, the form of which is attached as Schedule B to this Agreement.

(uu)      “Shares” means common shares in the capital of JVCO.

(x)      “Taxes” means taxes of any nature, including without limitation, income taxes, ad valorem taxes, stamp taxes, transfer taxes, valued added taxes, withholding taxes, imposts, duties, levies, charges and other similar payments to any Governmental Authorities, whether domestic or foreign and otherwise.

(ww)   “Technical Data” means engineering studies, consultants’ reports and working papers, pre-feasibility reports, feasibility reports, mine plans, surface and underground maps, assays, samples, cores, analyses, geologic and geophysical maps, engineering maps, photographs, drill logs, exploration reports, environmental studies, reserve studies and reports, metallurgical studies and reports and all other information and data in printed or electronic form concerning the condition, geology, mineral potential, physical characteristics, mineability or other technical matters related to the Properties or the conduct of the Operations.

(xx)    “Technical Report” means a report prepared, filed and certified in accordance with this Agreement and NI 43-101F.

(yy)   “Transfer” means, when used as a verb, to sell, grant, transfer, assign, dispose of or to commit to do any of the preceding; and when used as a noun, a sale, grant, assignment, transfer, disposal or a commitment to do any of the preceding.

(zz)      “Underlying Royalties” means a 1% net smelter return royalty on:

(i)         100% of the sale value of all minerals produced and all of the products obtained from the El Quevar II concession (as identified in Part 1 of Schedule A); and

(ii)       50% of the sale value of all of the minerals produced and all of the products obtained from the Castor concession (as identified in Part 1 of Schedule A),

payable to Cascadero Minerals S.A. (as successor in interest to Salta Exploraciones S.A.) pursuant to the Underlying Royalty Agreement.

(aaa)  “Underlying Royalty Agreement” means the Contrato de Exploracion con Option a Compra dated March 16, 2006 between Salta Exploraciones S.A. and Silex.

(bbb)   “Underlying Royalty Concessions” means the El Quevar II and Castor concessions (as identified as such in Part 1 of Schedule A).

(ccc)    “$” means United States dollars.

1.2       Gender, Number and Other Terms. Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders, words importing persons includes individuals, partnerships, associations, trusts, unincorporated organizations and corporations, “or” is not exclusive and “including” is not limiting, whether or not non-limiting language (such as “without limitation”) is used.

1.3       Headings. The inclusion of headings in this Agreement is for convenience only and does not affect the construction or interpretation of this Agreement.

1.4       Statutes. Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant to it, with all amendments thereto, and to any statute or regulations that may be passed that supplement or supersede such statute or such regulations.

1.5       No Contra Preferentum. The Parties intend that the language in this Agreement be construed as a whole and neither strictly for nor strictly against any of the Parties.

1.6       Governing Law and Attornment. This Agreement is governed by and construed in accordance with the law of British Columbia and the law of Canada, without regard to principles of conflicts of law that would impose a law of another jurisdiction. Except as set forth in Section 8.2, the Parties shall refer all disputes and claims, whether for damages, specific performance, injunction, declaration or otherwise, both at law and equity, arising out of, or in any way connected with, this Agreement to the courts of British Columbia and each of the Parties hereby attorns to the jurisdiction of the courts of British Columbia.

1.7       Schedules. Attached to and forming part of this Agreement are the following Schedules:

Schedule A-Properties

Schedule B-Form of Shareholders’ Agreement

Schedule C-Underlying Royalty Agreement

Schedule D-Permits

Schedule E-Form of Services Agreement

Schedule F-Silver Royalty Agreement

Schedule G-Form of Subscription Agreement

Schedule H-Disclosure Schedule

1.8       Meaning of Knowledge. Any representation or warranty that is made on the basis of the knowledge or awareness of the Golden Entities, or any of them, shall be deemed to refer to the best of the knowledge or awareness of the current officers and senior employees of the Golden Entities whose employment responsibilities relate to the matter in question after reviewing all relevant records and making due inquiries regarding the relevant matter in question.

1.9       Currency Exchange. Expenditures that are incurred in Argentinean pesos shall be valued in United States dollars for the purposes of determining whether the requirements of Sections

4.10 and 5.2 have been met, based on the daily rate posted by BCRA (Reserve Bank of Argentina) on their official website.

2.         REPRESENTATIONS AND WARRANTIES

2.1       Golden Entities’ Representations and Warranties. The Golden Entities hereby represent and warrant, jointly and severally, to Barrick that:

(a)        each Golden Entity is a corporation duly organized and validly existing in the jurisdiction of its incorporation and is qualified to do business and in good standing under  the  laws  of:  (i)  Delaware,  United  States,  in  the  case  of  Golden  US,

(ii) Luxembourg, in the case of Golden Lux, (iii) Spain, in the case of Golden Spain, and (iv) Argentina (including any local Law of the province of Salta), in the case of Silex;

(b)        all of the issued and outstanding shares and other securities of Silex are held, legally and beneficially by Golden Lux and Golden Spain, free and clear of all Encumbrances, other than Encumbrances for Taxes not yet due and payable (“Permitted Tax Encumbrances”), and no Person other than Golden Spain has any right to acquire or vote any shares or other securities of Silex (other than the single share held by Golden Lux); all of the issued and outstanding shares and other securities of Golden Spain are held, legally and beneficially by Golden Lux, free and clear of all Encumbrances (other than Permitted Tax Encumbrances) and no Person other than Golden Lux has any right to acquire or vote any shares or other securities of Golden Spain; and all of the issued and outstanding shares and other securities of Golden Lux are held, legally and beneficially by Golden US, free and clear of all Encumbrances (other than Permitted Tax Encumbrances) and no Person other than Golden US has any right to acquire or vote any shares or other securities of Golden Lux;

(c)        each of them has the legal capacity to enter into and perform this Agreement and all transactions contemplated herein and all necessary corporate approvals and authorizations (including, without limitation, all required shareholder approvals) required to authorize it to enter into and perform this Agreement, in each case have been properly obtained and are in full force and effect;

(d)        this Agreement has been duly executed and delivered by each of them and is valid and binding upon each of them in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally, or by general principles of equity;

(e)        no consent or approval of any Governmental Authority or other Person is required for the execution, delivery or performance by it of this Agreement;

(f)         none of them is subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude or prevent the entering into this Agreement or the performing of its actions as contemplated herein, or the permitting or implementation of Operations under this Agreement;

(g)        each of them is solvent, able to pay its indebtedness as it matures, and has capital sufficient to carry on its business, and does not contemplate filing a proceeding in any jurisdiction for bankruptcy or insolvency;

(h)        no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on its behalf;

(i)         (i) Silex is in exclusive possession of and is the sole legal and beneficial owner of the Properties free from all Encumbrances (except for Permitted Encumbrances) and has good and marketable title to the Concessions and the Easements comprising a portion of the Properties as well as the Exploration Camp; (ii) no Person (other than Silex and Barrick pursuant to this Agreement) has any interest in or to any of the Properties or any right to acquire any interest in or to any of the Properties; and, without limiting the generality of the foregoing, none of the Golden Entities is a party to, or bound by, and there are no, agreements or options to grant, convey or reserve any interest or any right capable of becoming an interest in any of the Properties; (iii) the Concessions and the Easements are validly in force pursuant to all applicable Laws; (iv) the Properties are in good standing and all obligations and requirements to keep the Properties valid and in good standing including the provisions of all Laws have been complied with; (v) there are no actual, pending or, to the knowledge of the Golden Entities, threatened claims, actions or procedures, of any kind, including judicial or other applications of easement over the surface area of the Properties that have or could affect the free exploration, exploitation, ownership, possession or tenancy of those Properties; (vi) except as disclosed in Section 2.1(i) of Schedule H, there are no third parties holding mining rights or mining petitions or claims which to the knowledge of the Golden Entities have been asserted that have or could have a preferential right over the Concessions; (vii) to the knowledge of the Golden Entities, no Person has requested or claimed mining rights over the same area covered by the Concessions; (viii) none of the Concessions or the Easements are subject to cancellation or forfeiture and the Golden Entities are not aware of any matter which could be reasonably expected to prejudice the renewal of those Concessions or Easements or of any outstanding obligations in relation to those Concessions and Easements; (ix) the Golden Entities have performed all obligations required to be performed by them under any contracts or applicable Laws related to the Properties to which they have been a party or subject to and were not and are not in default under any such contract or applicable Laws; and (x) none of the Golden Entities has received any notice that the water concession applications described Part 3 of Schedule A have been denied or are in any way deficient, incomplete or invalid, and such applications are being processed in the ordinary course; there have been no objections or challenges to the water concession applications described Part 3 of Schedule and to the knowledge of the Golden Entities, there is no basis for any objection or challenge;

(j)         as of the date hereof, none of the Golden Entities directly or indirectly own or hold within the Area of Interest (as defined in Section 17.1) any mining rights other than as set out in Schedule A;

(k)        Silex does not own or hold surface land in excess of the thresholds set forth by the Argentine Rural Land Law # 26,737;

(l)         except as disclosed in Section 2.1(l) of Schedule H, there is no overlapping between the  Properties  and  (i)  hydrocarbons  permits,  licenses  or  concessions,  and/or

(ii) renewable energy projects; and /or (iii) protected areas potentially affecting the development of the Properties, and/or indigenous communities;

(m)       to the knowledge of the Golden Entities there are no Laws preventing or affecting the development of the Properties as currently contemplated by Silex and/or the conduct of exploration activities thereon, except as disclosed in Section 2.1(m) of Schedule H;

(n)        no Person has any royalty or other interest whatsoever in production from all or any part of the Concessions other than the Underlying Royalties and the royalties payable under applicable Law to the federal Government of Argentina or the provincial Government of Salta; the Underlying Royalties will be payable only on the Underlying Royalty Concessions and no other part of the Concessions or any other mining rights are subject to the Underlying Royalties;

(o)        a true, correct and complete copy of the Underlying Royalty Agreement is attached in its entirety as Schedule C and there are no other agreements between any of the Golden Entities and any other Person pertaining to any of the Properties; the Underlying Royalty Agreement is a legal, valid, binding and to the knowledge of the Golden Entities, enforceable agreement in full force and effect; Silex has observed and performed all of its covenants under the Underlying Royalty Agreement; all of Silex’s rights under the Underlying Royalty Agreement are in good standing and in full force and effect; there has been no default by any party under the terms of such agreement; no notice of termination of or default or failure under the Underlying Royalty Agreement has been given by either party thereto; and all provisions of the Underlying Royalty Agreement have been duly performed and complied with by Silex, and to Silex’s knowledge, by the other party thereto; and Silex has not assigned the Underlying Royalty Agreement in whole or in part and Silex is entitled to the full benefit of the Underlying Royalty Agreement; publicly available records as of the date hereof reflect that Cascadero Minerals S.A. is the sole owner of the Underling Royalty and to the knowledge of the Golden Entities, except as set forth in Schedule 2.1(o) of Schedule H, no other Person has any right or interest in the Underlying Royalty;

(p)        Silex has all necessary surface and access rights under the Mining Code to conduct exploration activities it has conducted or is conducting on the Properties; except as disclosed in Section 2.1(p) of Schedule H no private surface or access rights are held by any third parties within the Area of Interest; the easements and the applications for water concessions comprising a portion of the Properties have been duly registered, recorded, and issued pursuant to all applicable Laws in the Province of Salta and are in good standing, and the information in Part 2 and Part 3 of Schedule A is complete and accurate;

(q)        all rentals, taxes, duties, royalties, rates, charges, fees or other levies of every nature and kind heretofore levied against the Properties have been fully and timely paid and satisfied;

(r)         Except as disclosed in Section 2.1(r) of Schedule H, there are no environmental or other liabilities, claims or circumstances relating to the Properties which affect or might be reasonably be expected to affect the Properties; except as disclosed in Section 2.1(r) of Schedule H, all activities on or in relation to the Properties up to the Effective Date (including but not limited to: performance of minimum assessment work and filing of reports with respect to minimum assessment work, obtaining an environmental insurance policy if and when applicable, glacier revaluation under Law

# 26,639 when applicable, ILO 169 indigenous consultation when applicable, requirements under any Law related to protected areas if and when applicable) performed by or on behalf of Silex and, to the knowledge of the Golden Entities, any other third party, have been in compliance with all applicable Laws including all Environmental Laws and all of the Permits (with respect to activities performed by or on behalf of Silex) and no conditions exist which could give rise to the making of a remediation order or similar order in respect of the Properties, or which could reasonably be expected to subject Barrick, any of its Affiliates, or OPCO or JVCO when incorporated, to any liability.  Without limiting the foregoing:

(i)         none of the Golden Entities has received from any Governmental Authority or any other Person any notice of, or communication relating to, any actual or alleged breach of any Laws including Environmental Laws and Permits and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Properties or any operations carried out thereon; and

(ii)        there have to the knowledge of the Golden Entities been no spills, discharges, leaks, emissions, ejections, escapes, dumpings or other releases of any kind of any toxic or hazardous substances in, on or under the Properties or the environment surrounding it and there is to the knowledge of the Golden Entities no presence of polychlorinated biphenyl in, on or under the Properties;

(s)        except as described in Section 2.1(s) of Schedule H, the Properties are free and clear of all unprotected open mine shafts, mine openings or workings, open pits, rock stockpiles, mine tailings or waste materials;

(t)         (i) Silex holds, and at all times has held, all licenses, franchises, permits, orders, consents, approvals, registrations, authorizations, concessions, qualifications and filings with and under all applicable Laws necessary for the lawful conduct of its activities on the Properties, all of which are listed in Schedule D (the “Permits”); (ii) all such Permits are in full force and effect; (iii) Silex has complied with the terms of the Permits and there are no pending modifications, amendments or revocations of any such Permits; (iv) Silex has timely applied for all required renewals and updates of such Permits as needed to conduct its operations on the Properties; (v) there are no pending or, to the knowledge of the Golden Entities, threatened legal, administrative, regulatory or other suits, actions, claims, audits, assessments, arbitrations or other proceedings or investigations or inquiries with respect to the possible revocation, cancellation, suspension, limitation or nonrenewal of any Permits, and there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a revocation, cancellation, suspension, limitation or nonrenewal thereof; and (vi) true, correct and complete copies of all of the Permits have been delivered to Barrick by Silex. Except for additional permits and approvals that Barrick may need in connection with its Operations, no consent or approval of any Governmental Authority or any other Person is required under or in respect of any Permit for the execution, delivery or performance of this Agreement (including without limitation, the right of Barrick or its Affiliates to conduct their Operations under the Permits or the transfer of the Properties and the Permits by Silex to OPCO when incorporated), and the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by Silex of its obligations hereunder will not result in the suspension, cancellation, revocation, impairment, forfeiture or nonrenewal of any Permit;

(u)        to the knowledge of the Golden Entities, Silex has delivered to or made available for inspection by Barrick all information concerning title to the Properties in its possession or control and has delivered to or made available for inspection by Barrick all Existing Data in its possession and control;

(v)        Silex has conducted all exploration activities and other operations on the Properties in accordance with sound mining, environmental and other applicable mining industry standards and practices and in compliance with the terms and provisions of any applicable leases, Permits, contracts and other agreements and authorizations pertaining to the Properties;

(w)       the Golden Entities have the unrestricted right to deliver the Existing Data to Barrick pursuant to this Agreement and to transfer title of the Properties, Permits and Underlying Royalty Agreement to OPCO in accordance with the terms of this Agreement; and

(x)        the Properties are all located in the Province of Salta and to the knowledge of the Golden Entities outside of any current border dispute areas with the neighboring province of Jujuy. To the knowledge of the Golden Entities neither the Province of Jujuy nor any other third parties different from Silex have or are entitled to claim ownership rights over the Properties;

(y)        the execution and delivery of this Agreement by the Golden Entities and the grant of rights to Barrick under this Agreement will not conflict with or be in contravention of any Law or conflict with rights of third parties or result in a breach of or default under any agreement or other instrument of obligation to which any of the Golden Entities is a party or by which any of the Golden Entities or the Properties may be bound;

(z)        there are not any suits, actions, investigations, prosecutions, proceedings, claims or disputes, actual, pending or to the knowledge of the Golden Entities threatened, against or affecting any of the Golden Entities that relate to or could have an adverse effect on the Properties and to the knowledge of the Golden Entities there are no grounds on which any such suit, action, prosecution, investigation or proceeding might be commenced;

(aa) none of them, nor any of their respective directors, officers, employees or agents has knowingly offered or given on its behalf, anything of value to any official of a Governmental Authority, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

(i)         influencing any action or decision of such person in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage in the course of business;

(ii)        inducing such person to use such person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist it in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(iii)       where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist it in obtaining or retaining business for, with, or directing business to, any person;

(bb) none of them nor any of their respective directors, officers, employees or agents has taken any action that would cause it to be in violation in any material respect of any Anti-Corruption Law; and

(cc) there are no indigenous community settlements that are located within the area of the Properties; to the knowledge of the Golden Entities there are no indigenous rights or other interests that are currently asserted in respect of the Properties.

2.2       Barrick’s Representations and Warranties. Barrick hereby represents and warrants to each of the Golden Entities that:

(a)        it is a corporation duly organized and validly existing in the jurisdiction of its incorporation and it or Barrick Sub is qualified to do business and in good standing under the laws of Argentina and the Province in which the Properties are located;

(b)        it has the legal capacity to enter into and perform this Agreement and all transactions contemplated herein and all necessary corporate approvals and authorizations required to authorize it to enter into and perform this Agreement, in each case have been properly obtained and are in full force and effect;

(c)        the execution and delivery of this Agreement by Barrick will not conflict with or result in a breach of or default under any agreement or other instrument of obligation to which Barrick is a party or by which it may be bound;

(d)        this Agreement has been duly executed and delivered by and constitutes a legal, valid and binding obligation of Barrick, valid and binding upon Barrick in accordance with its terms; except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally, or by general principles of equity;

(e)        no consent or approval of any Governmental Authority or other Person is required for the execution, delivery and performance by it of this Agreement, except for the need for any Other Permits to conduct its Operations and if applicable, pursuant to Law 27442; and

(f)        it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude or prevent the entering into this Agreement or the performing of its actions as contemplated herein, or the permitting or implementation of Operations under this Agreement.

2.3       Exclusive Benefit of Representations and Warranties.

(a)        The representations and warranties contained in Section 2.1:

(i)         are provided for the exclusive benefit of Barrick and a breach of any one or more of them may be waived by Barrick in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and

(ii)       subject to the limitations set forth in Section 10.5, shall survive the execution and delivery of this Agreement, the exercise of the Option hereunder by Barrick and the termination of this Agreement.

(b)        The representations and warranties contained in Section 2.2:

(i)         are provided for the exclusive benefit of each of the Golden Entities and a breach of any one or more of them may be waived by any of the Golden Entities in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and

(ii)       subject to the limitations set forth in Section 10.5, shall survive the execution and delivery of this Agreement, the exercise of the Option hereunder by Barrick and the termination of this Agreement.

2.4       Limitation of Warranties. It is agreed between the Parties that any technical, economic or geological information of any nature, including without limitation any studies, reports, mining models, assays, drill hole data, geochemical reports, recovery reports and other information concerning the Properties and the existence, location, quantity, quality or value of any minerals thereon or therein, provided to, or made available by one Party to another Party under this Agreement, including without limitation pursuant to Sections 7.1 and 11.1, is provided without representation or warranty and is at the sole risk of the Party receiving the same. Such information is provided “AS IS, WHERE IS” and EACH PARTY EXPRESSLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES CONCERNING THE SAME, AND EXPRESSLY EXCLUDES ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

3.         SUBSCRIPTION FOR SHARES

3.1       The Parties acknowledge and agree that concurrent with the execution of this Agreement, Barrick shall enter into a subscription agreement with Golden US in the form attached hereto as Schedule G (the “Subscription Agreement”) whereunder Barrick will subscribe for common shares of Golden US for an aggregate subscription price of $1,000,000.

4.         GRANT OF EXPLORATION RIGHTS

4.1       Grant of Exploration Rights. Silex hereby irrevocably grants to Barrick and its servants, agents and independent contractors, for the entire Option Period, the sole and exclusive (subject to Silex’s rights and obligations under Sections 4.4 and 10.2) right and option to:

(a)        enter upon and have immediate possession of the Properties;

(b)        carry out Operations on the Properties as Barrick may in its sole discretion determine;

(c)        bring and install on the Properties and remove from time to time such buildings, plant, machinery, equipment, tools, appliances and supplies (excluding any buildings, plant, machinery, equipment, tools, appliances and supplies owned by Silex or any of its contractors) as Barrick may deem necessary; and

(d)        remove from the Properties reasonable quantities of rocks, ores, minerals and metals and to transport the same for the purpose of sampling, testing and assaying.

The Golden Entities acknowledge and agree that Barrick may enter into an intercompany services agreement with Barrick Sub so that the latter may carry out any or all of the above activities. For greater certainty, none of the Golden Entities shall, subject to Silex’s rights and obligations under Sections 4.4 and 10.2, carry out any Operations or other mining activities on the Properties during the Option Period and Silex shall provide to Barrick written evidence of the foregoing limitation, in form satisfactory to Barrick acting reasonably, filed with the appropriate Governmental Authority.

4.2       Standard of Conduct. In exercising its rights under Section 4.1, Barrick shall, and shall cause its Affiliates to, comply with all applicable Laws and Permits and Other Permits and carry out Operations in a good and workmanlike manner and in substantial accordance with sound mining and other applicable industry standards and practices.

4.3       Control of Operations During Option Period. During the Option Period, Barrick has the sole right to determine the nature, timing, scope, extent and method of all Operations without any obligation to obtain the approval or consent of any of the Golden Entities.

4.4       Silex to Provide Camp Services. From and after the Effective Date Silex shall continue to operate and manage the Exploration Camp, pursuant to the services agreement to be entered into between Golden US, Silex and Barrick concurrently with the execution of this Agreement in the form attached hereto as Schedule E (the “Services Agreement”). Notwithstanding the foregoing, at any time after the earlier of:

(a)        Barrick having incurred the Expenditure Commitment, or

(b)        there having been a change in Control of any of the Golden Entities,

Barrick may terminate the Services Agreement and appoint Barrick Sub or any other qualified Person as the operator or manager of the Exploration Camp. Barrick Sub and/or any qualified Person appointed by Barrick to operate or manage the Exploration Camp shall do so in accordance with applicable Laws and applicable industry standards and practices, and shall maintain the Exploration Camp and the equipment and facilities thereon in a neat, orderly and sanitary manner. Such operator or manager shall properly maintain all of the equipment at the Exploration Camp in such a manner as to keep it in good working condition, reasonable wear and tear excepted. For the purposes of this Agreement, any payments or reimbursements made by Barrick under the terms of the Services Agreement shall be deemed to be Expenditures.

4.5       Concession Maintenance Obligations. Unless this Agreement is terminated earlier, during the Option Period, Barrick shall timely pay and perform the Concession Maintenance Obligations.

4.6       Liens and Encumbrances. Barrick shall keep the title to the Properties free and clear of all Encumbrances resulting from its Operations other than Permitted Encumbrances and Encumbrances arising or resulting from pre-existing conditions or circumstances prior to the Effective Date or acts or omissions of Silex.

4.7       Reclamation and Remediation. If this Agreement is terminated and Barrick does not exercise the Option, Barrick shall reclaim and remediate the Properties, to the extent disturbed by Barrick during the Option Period but excluding any disturbances or environmental conditions that existed prior to the Effective Date (except to the extent the same were re- disturbed by Barrick) or resulting from any acts or omissions of Silex, in accordance with applicable Laws. Silex, to the extent it is legally able to do so, hereby agrees to grant to Barrick and its servants, agents and independent contractors such access to the Properties following termination as is reasonably necessary to complete such reclamation work. If Barrick exercises the Option and the Parties enter into the Shareholders’ Agreement, the reclamation obligations associated with any disturbances of the Properties made by Barrick during the Option Period shall become obligations of JVCO and OPCO.

4.8       Covenants of Golden Entities.  The Golden Entities, jointly and severally, shall, and after the transfer of the Properties, Permits and Underlying Royalty Agreement to OPCO pursuant to Section 9.1, shall cause JVCO and OPCO to:

(a)        subject to the payment and performance of the Concession Maintenance Obligations to be made and performed by Barrick pursuant to Section 4.5, take all actions necessary to maintain the Properties, as valid and in good standing in the name of Silex and after the transfer of the Properties to OPCO pursuant to Section 9.1 in the name of OPCO, and promptly inform Barrick of any occurrence or non-occurrence that is likely to affect the validity or good standing of the Properties;

(b)        maintain the Permits in Silex's name and after the transfer of the Permits to OPCO pursuant to Section 9.1 in the name of OPCO, and after the Effective Date obtain and maintain all Other Permits (that are in Silex’s name pursuant because they cannot legally be in Barrick’s name and subject to the provisions of Section 4.9(e)) in Silex’s name and after the transfer of the Permits to OPCO pursuant to Section 9.1 in the name of OPCO; maintain the Permits and all such Other Permits in good standing; authorize Barrick and any of its Affiliates designated in writing to carry on Operations under such Permits (and any Other Permits that are in Silex’s name because they cannot legally be in Barrick’s name), and Silex shall provide all such powers of attorney or other authorizations as are required by Barrick in respect of the foregoing;

(c)        not grant any Encumbrance nor cause or permit any Encumbrances (other than Permitted Encumbrances (provided that the Golden Entities shall be responsible for any of the matters set forth in paragraphs (ii) or (iii) of the definition of Permitted Encumbrances when they become due, other than such matters which are Barrick’s responsibility under this Agreement) to be placed on or against any of the Properties, the Permits or the Underlying Royalty Agreement or on or against JVCO or OPCO or their respective assets;

(d)        comply with all applicable Laws;

(e)        promptly notify Barrick of any event, circumstance, notice or claim that may occur, take place or be received at any time after the Effective Date that would make any of the representations  and warranties set forth in  Section 2.1 not true, correct  and complete if deemed made at the time such event, circumstance, notice or claim occurs, takes place or is received by any Golden Entity;

(f)        promptly notify Barrick of any notice or communication received from any Person which affects or could reasonably be expected to affect JVCO, OPCO or any of the Properties, the Permits or the Underlying Royalty Agreement or the rights of Barrick in relation to any of the foregoing;

(g)        promptly notify Barrick of any litigation, arbitration, proceeding or claim which is brought or threatened against Silex, JVCO, OPCO or any of the Properties, the Permits or the Underlying Royalty Agreement and defend in good faith, and at their cost and expense, any and all such litigation, arbitration, proceeding or claim;

(h)        not commence any litigation, arbitration or other proceeding against any third party which affects or may affect the Properties, the Permits or the Underlying Royalty Agreement or the validity or enforceability of this Agreement, without Barrick’s prior approval not to be unreasonably withheld;

(i)         take no action or inaction to invalidate any third party consents or approvals delivered in connection with this Agreement;

(j)         promptly do and perform all further acts and execute and deliver all further documents (in form and consent reasonably satisfactory to Barrick) required by Applicable Law or reasonably requested by Barrick to give effect to the provisions of this Agreement and the transactions contemplated hereby;

(k)        undertake all legal proceedings requested by Barrick and necessary to establish the validity and enforceability of the Properties and the Permits in accordance with Applicable Laws, at Barrick’s expense unless such proceedings are required in respect of circumstances or conditions existing prior to the Effective Date or resulting from any acts or omissions of Silex, OPCO or JVCO, in which case at the Golden Entities’ expense; and

(l)         discharge any Encumbrances (other than Permitted Encumbrances) on or in respect of the Properties and rectify any other issues with respect to title to the Properties as may be necessary and as soon as reasonably practicable provide Barrick with copies of such recording or other documentation in respect of such actions.

4.9       Additional Covenants of Barrick. Barrick shall:

(a)        promptly notify the Golden Entities of any notice or communication received from any Person which affects or could reasonably be expected to affect any of the Properties, the Permits, the Other Permits or the Underlying Royalty Agreement or the rights of the Golden Entities in relation to any of the foregoing;

(b)        promptly notify the Golden Entities of any litigation, arbitration, proceeding or claim which is brought or threatened against Barrick, Barrick Sub or any of the Properties, the Permits, the Other Permits or the Underlying Royalty Agreement and, to the extent the same pertain to Barrick’s Operations and do not arise or result from pre-existing conditions or circumstances prior to the Effective Date or acts or omissions of Silex or OPCO, defend in good faith, and at its cost and expense, any and all such litigation, arbitration, proceeding or claim;

(c)        not commence any litigation, arbitration or other proceeding against any third party which affects or may affect the Properties, the Permits, the Other Permits or the Underlying Royalty Agreement or the validity or enforceability of this Agreement, without the prior approval of the Golden Entities not to be unreasonably withheld;

(d)        if it exercises its rights under Section 4.5, maintain in good operating condition the Exploration Camp and all related installations (water wells, sanitary facilities, generators, drill core storage, etc.), reasonable wear and tear excepted;

(e)        after the Effective Date obtain and maintain all Other Permits (except for such Other Permits which cannot legally be in Barrick’s name, with respect to which Barrick shall promptly reimburse the Golden Entities, upon receipt of an invoice therefor, for all reasonable costs and expenses incurred by the Golden Entities for obtaining and maintaining those Other Permits, including fees, costs and expenses of third party consultants who assist the Golden Entities in that process), and maintain those Other Permits in good standing;

(f)        promptly provide the Golden Entities any information they reasonably request for purposes of satisfying U.S. tax reporting requirements with respect to JVCO or OPCO, including for purposes of making U.S. federal income tax elections and including information required to determine OPCO’s status as a controlled foreign corporation for U.S. income tax purposes;

(g)        promptly notify the Golden Entities upon hiring of a third-party independent consultant or consultants to prepare the Pre-Feasibility Study or the commencement of preparation of the Pre-Feasibility Study if that study is being prepared internally by Barrick; and

(h)        use commercially reasonable efforts to maintain adequate community relations in accordance with Barrick’s customary practice, but subject to and taking into account the state of community relations as at the Effective Date.

4.10     Commitments.   As consideration for the grant of the Option, Barrick agrees to incur the following Expenditures:

(a)        the sum of $500,000 on or before the 1st anniversary of the Effective Date; and

(b)        the further sum of $500,000 on or before the 2nd anniversary of the Effective Date, (collectively, the “Expenditure Commitment”).

5.         OPTION

5.1       Grant of Option. The Golden Entities hereby irrevocably grant to Barrick the sole and exclusive right and option to acquire a 70% interest in and to the Properties free and clear of all Encumbrances other than Permitted Encumbrances (which interest will be represented as a 70% shareholding interest in JVCO), exercisable in the manner described in Section 5.2 (the “Option”).  Upon exercise of the Option, Barrick’s indirect interest in the Properties will be a 70% interest and Golden Lux’s indirect interest in the Properties will be a 30% interest, in each case, represented by their respective shareholding interests in JVCO, which shall wholly own OPCO (as described in Section 9.1).

5.2       Conditions to Exercise the Option. To exercise the Option, in addition to the Expenditure Commitment, Barrick must:

(a)        subject to Section 6.1, 6.2, 6.3, 6.5 and 6.7, incur the following additional Expenditures:

(i)         the sum of $1,000,000 on or before the 3rd anniversary of the Effective Date;

(ii)       the further sum of $1,000,000 on or before the 4th anniversary of the Effective Date;

(iii)      the further sum of $1,000,000 on or before the 5th anniversary of the Effective Date;

(iv)       the further sum of $2,000,000 on or before the 6th anniversary of the Effective Date;

(v)        the further sum of $2,000,000 on or before the 7th anniversary of the Effective Date;

(vi)       the further sum of $2,000,000 on or before the 8th anniversary of the Effective Date;

(b)        deliver a Pre-Feasibility Study to Silex on or before the 8th anniversary of the Effective Date; and

(c)        subject to Section 5.3, at any time after Barrick has (i) incurred the Expenditures required under Section 4.10 and 5.2(a), and (ii) delivered a Pre-Feasibility Study as required under Section 5.2(b), but no later than 60 days after the 8th anniversary of the Effective Date, give Golden US Notice that Barrick has completed the requirements and has elected to exercise the Option (a “Notice of Exercise”).

5.3       Failure to Give Notice of Exercise. If Barrick fails to give the Notice of Exercise to Golden US before or within 60 days after the 8th anniversary of the Effective Date, Golden US shall give Barrick Notice of such failure (“Notice of Failure”). Notwithstanding anything to the contrary elsewhere in this Agreement, Barrick’s right to exercise the Option by giving Notice of Exercise to Golden US under Section 5.2(c) will continue and the deadline by which Barrick must give its Notice of Exercise pursuant to Section 5.2(c) will be 30 days after the receipt of the Notice of Failure.

5.4       Exercise of Option and Formation of JV. Upon Barrick or an Affiliate designated by Barrick exercising the Option in compliance with Section 5.2, or as set forth in Section 5.3

(the “JV Formation Date”), provided that if any approvals from any Governmental Authority are required to be obtained by Barrick prior to it receiving its shareholding interest in JVCO and entering into the Shareholders Agreement, the JV Formation Date shall, at Barrick’s option, be extended to the 10th Business Day after the date upon the last of such approvals are obtained:

(a)        Barrick or an Affiliate designated by Barrick shall contribute to JVCO all of its right and interest in and to the Technical Data (except for any of the same that constitutes Proprietary Property) obtained from its Operations, and in the Other Permits, valued at an amount equal to the Expenditures incurred by Barrick and its Affiliates as a contribution in kind to the capital stock of JVCO;

(b)        the resulting shareholding interests in JVCO shall be as follows: Barrick or an Affiliate designated by Barrick - 70% and Golden Lux  - 30%;

(c)        the agreed value of Barrick (or its designated Affiliate’s) Equity Capital (as that term is defined in the Shareholders’ Agreement) shall be an amount equal to the aggregate Expenditures incurred by it from the Effective Date to the JV Formation Date and the agreed value of Golden Lux’s Equity Capital will be in the same proportion to the value of Barrick’s initial Equity Capital as the initial shareholding interest of Golden Lux (30%) is to the initial shareholding interest of Barrick or its designated Affiliate (70%).

5.5       Shareholders Agreement.  Upon the completion of the above transactions in Section 5.4:

(a)        Barrick (and if applicable its designated Affiliate), Golden US, Golden Lux and JVCO will enter into a shareholders’ agreement in the form of the Shareholders’ Agreement (with such modifications contemplated therein as applicable to be made by Barrick).

(b)        The board of directors of JVCO shall be comprised of at least three individuals, at least two of whom shall be nominated by Barrick and one of whom shall be nominated by Golden Lux, as more fully described in the Shareholders’ Agreement and the OPCO board will be reconstituted by JVCO.

(c)        Barrick and Golden Lux shall cause OPCO to agree to pay to Golden Lux or its Affiliated designee a 5% net smelter returns royalty on silver on the terms set forth in the royalty agreement attached hereto as Schedule F (the “Silver Royalty”).

5.6       Responsibility. Barrick shall bear all costs and liabilities associated with the contribution by Barrick to JVCO pursuant to Section 5.4(a) and shall defend, indemnify and save harmless Golden Lux from and against all claims, debts, demands, suits, actions and causes of action whatsoever that may be brought or made against JVCO by any Person and all losses, costs, expenses, damages and liabilities (including Tax liabilities) that may be suffered or incurred by JVCO arising out of or in connection with such contribution.

5.7       Continued Work Program. Barrick may, subsequent to the JV Formation Date, continue the then current work program to completion or may terminate such program in as orderly a fashion as it considers advisable.  Barrick may include, as part of the first proposed Program and Budget delivered under the Shareholders’ Agreement, any Expenditures incurred by Barrick under this Section 5.37.

5.8       Shareholders’ Agreement. The Shareholders’ Agreement will supersede this Agreement, except that all rights and liabilities (but no obligations other than (i) obligations associated with a breach hereunder and (ii) indemnifications obligations) of each Party under this Agreement in existence on the effective date of the Shareholders’ Agreement will continue and survive the termination of this Agreement and the Parties signing the Shareholders’ Agreement.

5.9       Termination for Failure to Incur Expenditures. Subject to Sections 6.1, 6.2, 6.3, 6.5 and 8.2, if Barrick fails to incur the Expenditure Commitment or the Expenditures required pursuant to Section 5.2(a), in whole or in part, or fails to deliver a Pre-Feasibility Study pursuant to Section 5.2(b), by the relevant due date for performance and it has not performed the relevant portion of the Expenditure Commitment or Expenditures required pursuant to Section 5.2(a) within 30 days of Notice from Golden US after the due date for performance of the default, which Notice must include reasonable details of the alleged default, or fails to give the Notice of Exercise to Golden US within 30 days after the effective date of delivery of the Notice of Failure, then Golden US may by Notice to Barrick, terminate the Option and this Agreement except for Sections 1.1-1.8, 2.3, 2.4, 4.7, 6.6, 10.1, 10.3, 10.4, 10.5, 13.1, 16.5 and 17.6, as well as Article 15.

5.10     Barrick’s Right to Terminate Option. Barrick may at any time after the performance of the Expenditure Commitment (unless it has been excused under the terms of this Agreement from performing the Expenditure Commitment), terminate the Option on written Notice to Golden US by providing 30 days’ Notice of termination to Golden US (except in the case where Barrick has been excused under the terms of this Agreement from performing the Expenditure Commitment, in which case it may terminate the Option immediately on written Notice to Golden US), whereupon this Agreement, except Sections 1.1-1.8, 2.3, 2.4, 4.7, 6.6, 10.1, 10.3, 10.4, 10.5, 13.1, 16.5 and 17.6, as well as Article 15, will terminate.

6.         ACCELERATION, NON-OBLIGATION AND IN-LIEU PAYMENTS

6.1       Acceleration. Barrick may at any time, accelerate any or all of the Expenditure requirements contemplated by Sections 4.10 or 5.2(a).

6.2       In Lieu Payments / Excess Expenditures. Barrick may at any time within 30 days after the end of any Annual Period pay Golden US money in lieu of incurring Expenditures under Sections 4.10 and 5.2(a), in which event Barrick will be deemed to have incurred Expenditures in the same amount as the amount of any such payment and in satisfaction of such of the provisions of Sections 4.10 and 5.2(a). Any excess Expenditures made or incurred in or with respect to any period will be carried forward and applied as a credit against Expenditures to be made in the next succeeding period or periods.

6.3       Additional Time for Force Majeure. If Barrick is prevented or delayed by Force Majeure from incurring Expenditures in the amounts and timeframe provided in Sections 4.10 and 5.2(a), completing a Pre-Feasibility Study as required under Section 5.2(b), or otherwise performing any of its obligations under this Agreement, Barrick shall promptly notify the Golden Entities, and if Barrick has provided such notice, then:

(a)        Barrick will have such additional time after the Force Majeure event ceases to exist as is equal to the duration of the Force Majeure event to incur such Expenditures, deliver such studies, and/or perform such other obligations in such amounts and times; and

(b)        all subsequent deadlines by which Barrick is required to perform any of its obligations under this Agreement shall also be extended by the same period of time as the duration of the Force Majeure event.

6.4       Non-Obligation. The Parties acknowledge and agree that Barrick is obligated to incur the Expenditure Commitment (subject to Section 6.5 and 6.6), but Barrick has the right and option but not the obligation to incur any other Expenditures and to deliver a Pre-Feasibility Study and neither anything that Barrick might do nor any Expenditure that it incurs will obligate it to do anything more or to incur any further Expenditures or to prepare and deliver any such studies or reports.

6.5       Inaccurate Representations and Warranties. If Barrick determines that there are reasonable grounds for belief or concern that any of the representations and warranties of the Golden Entities in Sections 2.1(a) through 2.1(g), 2.1(i), 2.1(n), 2.1(o), 2.1(r) or 2.1(x) are in any respect false or untrue as of the date hereof and the Golden Entities fail to correct them to Barrick’s reasonable satisfaction within 30 days of Notice from Barrick, then the Expenditure Commitment will cease to be a firm commitment of Barrick and to the extent that Barrick has not yet incurred Expenditures in an amount equal to the Expenditure Commitment (the amount of such deficiency being referred to as the "Expenditure Deficiency"), Barrick shall have the right and option but not the obligation to incur Expenditures in an amount equal to the Expenditure Deficiency on or before the 8th anniversary of the Effective Date (rather than the time periods contemplated by Sections 4.10(a) or 4.10(b)).

6.6       Title Curative. If Silex’s title to all or any part of the Properties, or its rights and interest in and to the Permits or the Underlying Royalty Agreement, is or at any time hereafter becomes:

(i) defective, encumbered, or other than as represented in Sections 2.1(i) to 2.1(p) of this Agreement; or (ii) contested or challenged by any Person, and in either case the Golden Entities are unable or unwilling to promptly correct the alleged defect, Encumbrance, or impairment, or contest or challenge the same; then Barrick shall have the right, but not the obligation, to attempt to remedy, perfect or defend Silex’s title. If Barrick elects to remedy, perfect or defend Silex’s title, Barrick shall not be liable to any of the Golden Entities if Barrick is unsuccessful in, withdraws from, or discontinues litigation or other curative work. Time being of the essence, if Barrick does attempt to perfect or defend Silex’s title, rights and interest in and to the Properties, the Permits or the Underlying Royalty Agreement, Silex shall execute all documents and shall take such other actions as are reasonably necessary to assist Barrick in its efforts. Any improvement or perfection of title to the Properties, all of its right, title and interest in and to the Underlying Royalty Agreements, or the Permits enures to the benefit of Silex, Barrick and JVCO (when and if incorporated) in the same manner and to the same extent as if such improvement or perfection had been made prior to the execution of this Agreement.   The rights and remedies of Barrick set out in this Section 6.5 are without prejudice to, and do not limit, modify or curtail any other right, remedy or recourse that may be available to Barrick under this Agreement or at Law or equity.

6.7       Costs of Title Curative. If Silex’s title to all or any part of the Properties, the Underlying Royalty Agreement, or the Permits is now or at any time hereafter defective, encumbered, or less than as represented in this Agreement then, without limiting or waiving Barrick’s rights and remedies provided hereunder or at Law or equity, the costs and expenses of remedying, perfecting or defending title, right or interests in and to the Properties, the Permits or the Underlying Royalty Agreement incurred by or asserted against Barrick or any of its Affiliates, may be counted as Expenditures or may at Barrick's option be deducted from any amounts or payments which may be or become due or payable to any Golden Entity hereunder or under the Shareholders' Agreement.

6.8       Title. Silex will continue to hold the legal, registered and beneficial title to the Properties, the Permits and the Underlying Royalty Agreement in its name until such time as it is required to transfer the Properties, the Permits and the Underlying Royalty Agreement to OPCO pursuant to Section 9.1.

7.         REPORTING

7.1       Reports to Golden US. During the Option Period, Barrick shall provide to Golden US quarterly reports summarizing Operations conducted during the quarter and results obtained from such Operations. Barrick will provide upon request from the Golden Entities, the specific data-sets requested by Golden Entities resulting from the Operations outlined in such quarterly report. Barrick is not required to disclose any Proprietary Property or any information or data if the disclosure of it would constitute a breach of confidence by Barrick or any of its Affiliates.

8.         AUDIT

8.1       Audit of Expenditures. Barrick shall deliver to Golden US, concurrently with or within 60 days after each two-year anniversary of the Effective Date or such shorter period if shortened due to the exercise of the Option (each, an “Audit Period”), a report setting forth in reasonable detail the amount of Expenditures incurred by Barrick during the most recently completed Audit Period. Within 45 days after Golden US receives such report, Golden US may deliver Notice to Barrick that it desires to audit the Expenditures included in the report completed by an independent firm of certified public accountants acceptable to Barrick. If Golden US delivers such Notice, Barrick shall cooperate with the audit and Golden US shall ensure that it is concluded within 90 days following the date of receipt by Barrick of Golden US’ Notice. The cost of such audit shall be borne by Golden US unless such such audit reveals a deficiency of the amount of Expenditures by more than 10% of those required to be made pursuant to Section 5.2, in which case Barrick shall bear the cost of such audit. If Golden US does not deliver such Notice, it will be deemed to have waived its right to audit the report, including the Expenditures covered by the report, and will be deemed to have accepted the report (and the Expenditures set forth therein) for all purposes of this Agreement.

8.2       Objection to Expenditures. Within 45 days following the conclusion of an audit conducted pursuant to Section 8.1, Golden US may give Notice to Barrick (an “Objection Notice”) if

Golden US believes that there have been any costs or expenses of Barrick that have been included as Expenditures that are not Expenditures. Golden US shall set out in detail in the Objection Notice the basis for its objection to the inclusion of each particular expenditure for which notice is delivered. The Parties shall attempt to resolve the dispute informally and, if the Parties have not resolved the dispute within a period of 60 days of receipt of the Objection Notice, the dispute shall be referred for settlement by final and binding arbitration pursuant to the International Commercial Arbitration Act (British Columbia). The place of arbitration will be Toronto. The language of arbitration will be English. There will be one arbitrator who shall have no less than 5 years of expertise in the metals and mining industry as a senior executive, accountant or lawyer and who shall not have been a director, officer or employee of, or contractor or service provider to, any Party for a period of 5 years preceding his or her appointment as an arbitrator.

If it is determined in the informal meeting or the arbitration proceeding that expenditures set forth in the report should not have been included as Expenditures and as a result there is a shortfall in respect of the amount of Expenditures incurred by Barrick with respect to the applicable Audit Period:

(a)        for any Audit Period (other than the last Audit Period), then Barrick may satisfy the shortfall in Expenditures by making a payment to Golden US or incurring additional Expenditures in the amount of the deficiency within 30 days after the determination of the amount of the deficiency (in which case Barrick shall be deemed to have satisfied the applicable Expenditure requirement) and until the expiration of such 30 day period, notwithstanding any other provision to the contrary, Golden US shall not be permitted to provide Notice to terminate the Option and this Agreement;

(b)        if the audit was for the final Audit Period, the exercise of the Option by Barrick and the vesting of a 70% interest in the Properties, through a 70% shareholding interest in JVCO, shall notwithstanding such shortfall, be valid and shall not in any way be affected by the foregoing; and Barrick shall within 90 days of such determination (the “Cure Period”) make a payment of the deficiency amount to Golden US to make up any such shortfall.

The failure by Golden US to object to the exclusion of any reported expenditure in the manner and within the time period set out above will be deemed to be an acceptance of the expenditure.

8.3       No Delay. If Golden US audits or challenges Barrick’s Expenditures incurred pursuant to Sections 8.1 or 8.2, the rights of Barrick under this Agreement (including the acquisition by Barrick of its 70% interest in the Properties through a 70% shareholding interest in JVCO) and, if applicable, the Shareholders’ Agreement, shall not in any manner be affected or delayed by the audit process and the Parties will continue to discharge their obligations under this Agreement and the Shareholders’ Agreement at the same time as they coordinate the audit process.

9.         JVCO/OPCO

9.1       Within 90 days of the earlier of:

(a)        Barrick incurring $1,000,000 of Expenditures; and

(b)        the second anniversary of the Effective Date, the Golden Entities shall:

(i)         cause Silex to incorporate a new sociedad anonima in Argentina (“OPCO”) with bylaws that are acceptable to Barrick, acting reasonably, and that are consistent with and do not conflict with or contravene the terms of the Shareholders’ Agreement or this Agreement and transfer and assign to OPCO the Properties, the Permits, the Exploration Camp, any Other Permits in Silex’s name and the Underlying Royalty Agreement free and clear of all Encumbrances other than Permitted Encumbrances, and without giving rise of any cost or liability (including any Tax liability) to OPCO;

(ii)       cause Golden Lux to incorporate a new private company in the United Kingdom under the Companies Act 2006, as may be amended, restated or replaced from time to time, or such other jurisdiction as Barrick determines acting reasonably to be registered in England and Wales (“JVCO”), with articles of association that are acceptable to Barrick, acting reasonably, and that are consistent with and do not conflict with or contravene the terms of the Shareholders’ Agreement or this Agreement; and

(iii)      cause the shares of OPCO to be transferred to JVCO in consideration for voting shares of JVCO to be issued in the name of Golden Lux.

9.2       The Golden Entities shall bear all costs and liabilities associated with the transactions contemplated by Section 9.1 and shall indemnify and save harmless Barrick from and against all claims, debts, demands, suits, actions and causes of action whatsoever that may be brought or made against OPCO and/or JVCO by any Person and all losses, costs, expenses, damages and liabilities (including Tax liabilities) that may be suffered or incurred by OPCO and/or JVCO, in each case, arising out of or in connection with such transactions.

9.3       If Barrick elects for JVCO to be incorporated in a jurisdiction other than the United Kingdom, it shall notify Golden US, and Golden US shall have the right to consent to the same, such consent not to be unreasonably withheld, conditioned or delayed. Upon receipt of such consent, Barrick shall make such revisions to the form of Shareholders’ Agreement as may be necessary to conform those documents to the laws of the jurisdiction of incorporation of the JVCO, as determined by Barrick acting reasonably, and agreed to by Golden US, acting reasonably, and such revised constating documents and revised Shareholders’ Agreement shall thereupon be deemed to be the form of Shareholders’ Agreement for the purposes of this Agreement.

9.4       The Golden Entities shall not permit JVCO or OPCO to conduct any activities, carry on any business or incur any liabilities, other than, in the case of JVCO the holding of the shares of OPCO, and in the case of OPCO, the business, activities and liabilities provided for in this Agreement.  The Golden Entities shall not grant any Encumbrance nor cause or permit any Encumbrances to be placed on or against any of the shares or other securities of, or assets of,

JVCO or OPCO, other than Permitted Encumbrances (provided that the Golden Entities shall be responsible for any of the matters set forth in paragraphs (ii) or (iii) of the definition of Permitted Encumbrances when they become due, other than such matters which are Barrick’s responsibility under this Agreement).

10.       ACCESS TO PROPERTIES AND INDEMNIFICATION

10.1     Barrick’s Indemnification of Silex. Barrick shall defend, indemnify and save harmless Silex and its directors, officers, employees and representatives from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever that may be brought or made against one or more of them by any Person and all losses, costs, expenses (including reasonable attorneys’ fees), damages and liabilities that may be suffered or incurred by them arising out of or in connection with or relating to, whether directly or indirectly:

(a)        any breach of any of the representations and warranties of Barrick set forth in Section 2.2 of this Agreement;

(b)        the breach by Barrick of any of its covenants under this Agreement; and

(c)        any activities or Operations of Barrick (or conducted on its behalf) on or pertaining to the Properties,

but excluding any and all claims, debts, demands, suits, actions and causes of action and losses, costs, expenses, damages and liabilities that arise out of or in connection with any of the matters set forth in Section 10.3.

10.2     Silex’s Access to Properties. During the Option Period, Barrick shall grant Silex and OPCO access to the Properties on Silex’s reasonable Notice to Barrick provided that Silex and OPCO does not unreasonably interfere with Barrick’s operations and complies with all health and safety and other site requirements of Barrick. With respect to such access, Barrick has no liability to Silex or OPCO for any personal injuries including death or for any damage to the property of Silex or OPCO unless such injury or damage is due to the gross negligence or wilful misconduct of Barrick, its servants or agents.

10.3     Golden Entities Indemnification of Barrick. The Golden Entities shall defend, indemnify and save harmless Barrick and its Affiliates and their respective directors, officers, employees and representatives from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever that may be brought or made against one or more of them by any Person and all losses, costs, expenses (including reasonable attorneys’ fees), damages and liabilities that may be suffered or incurred by them arising out of or in connection with or relating to, whether directly or indirectly:

(a)        any breach of any of the representations and warranties the Golden Entities set forth in Section 2.1 of this Agreement;

(b)        the breach by any of the Golden Entities of any of their respective covenants under this Agreement; and

(c)        any visits to the Properties by Silex or OPCO and its officers, employees, invitees and licensees including without limitation bodily injuries or death at any time resulting therefrom or damage to property (subject to the provisions of Section 10.2); and

(d)        any activities or operations on or with respect to the Properties on or prior to the Effective Date.

10.4     Notification. Any Party who has a claim giving rise to indemnification liability pursuant to this Agreement (an “Indemnified Party”) which results from a claim by a third party or otherwise shall give prompt notice to the Party from whom it is seeking indemnification (the “Indemnifying Party”) of such claim, together with a reasonable description thereof. Failure to promptly provide such notice shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby. With respect to any claim by a third party against any Party to this Agreement which is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of such claim and pursues such defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim.

10.5     Duration. The indemnification obligations of the Parties set forth in this Article 10 shall survive the exercise of the Option hereunder by Barrick and the termination of this Agreement; provided, however, that if Barrick exercises the Option, the indemnification obligations of the Golden Entities under Section 10.3(d) shall only apply thereafter with respect to activities or operations conducted by or on behalf of the Golden Entities on or prior to the Effective Date.

11.       EXISTING DATA

11.1     Delivery of Existing Data to Barrick. Concurrently with the execution of this Agreement, the Golden Entities will deliver to Barrick all of the Existing Data that is owned by any of them or under their direction or control. The Golden Entities make no representation or warranty of any kind as to the accuracy, reliability or completeness of the Existing Data.

12.       UNDERLYING ROYALTY AGREEMENT

12.1     Restrictions and Obligations Regarding Underlying Royalty Agreements. Prior to the earlier of the termination of the Option and this Agreement and the JV Formation Date, Silex shall not, and after incorporation of OPCO, Silex shall cause OPCO not to:

(a)        agree to any amendment or waiver of the terms of the Underlying Royalty Agreement without the express written consent of Barrick;

(b)        assign, transfer, mortgage, charge, encumber or otherwise dispose of the Underlying Royalty Agreement or any of its rights or interests thereunder in whole or in part without the express written consent of Barrick; and

(c)        observe and perform all of its covenants in the Underlying Royalty Agreement and maintain the Underlying Royalty Agreement and all of its rights and interests thereunder in good standing,

and none of the Golden Entities shall, and they shall cause OPCO and JVCO not to, purchase the Underlying Royalties in whole or in part without the express written consent of Barrick.

12.2     Confirmation re Underlying Royalty Agreement. The Golden Entities shall within three months of the Effective Date, (a) confirm the identity of the legally approved holder of the Underlying Royalty, (b) obtain and provide to Barrick, all documents required pursuant to Sections 13.1 and 13.2 of the Underlying Royalty Agreement in respect of any assignment(s) of the Underlying Royalty, including the assumption by the assignee of the assignor’s obligations under the Underlying Royalty Agreement and update the registration status about the royalty holder with the mining authority in Salta, and (c) obtain the written approval of such royalty holder of the assignment by Silex of both: (i) Underlying Royalty Concessions and (ii) the Underling Royalty Agreement, to OPCO, on terms and conditions that are acceptable to Barrick acting reasonably.

If the Golden Entities cannot obtain the foregoing documentation within three months after the Effective Date, the Golden Entities shall continue to use their best efforts to obtain such documentation.

If the Golden Entities cannot obtain the foregoing documentation within six months of the Effective Date, the Expenditure Commitment will cease to be a firm commitment of Barrick and to the extent that Barrick has not yet incurred Expenditures in an amount equal to the Expenditure Commitment (the amount of such deficiency also being referred to as the “Expenditure Deficiency”), Barrick shall have the right and option but not the obligation to incur Expenditures in an amount equal to the Expenditure Deficiency on or before the 8th anniversary of the Effective Date (rather than the time periods contemplated by Sections 4.10(a) or 4.10(b)).

12.3     Purchase of Underlying Royalties. The Golden Entities acknowledge and agree that if any of them purchase or otherwise acquire the benefit of any portion of any of the Underlying Royalties prior to the JV Formation Date without Barrick’s prior consent, the obligation under the applicable Underlying Royalty Agreement to pay such portion of such Underlying Royalties so purchased shall thereupon be extinguished and of no further force and effect.

13.       TERMINATION

13.1     Termination Without Exercise of Option. If this Agreement is terminated and Barrick has not exercised the Option, Barrick shall:

(a)        within 90 days following the effective date of such termination, deliver to Silex copies of all of the Technical Data (except for any of the same that constitutes Proprietary

Property), including data in usable digital form, obtained by Barrick from the Properties, provided that Barrick does not make any representation or warranty concerning the accuracy or reliability thereof; and

(b)        pay and perform any Concessions Maintenance Obligations that become due and owing within 30 days after the effective date of such termination.

14.       RESTRICTION ON ASSIGNMENT

14.1     No Restriction of Barrick’s Transfer. Prior to the earlier of the termination of the Option and this Agreement and the JV Formation Date, Barrick may Transfer all or any part of its rights and interests in or with respect to the Properties, the Permits, the Other Permits, the Existing Data and this Agreement:

(a)        to an Affiliate (without the requirement for any consent from any of the Golden Entities); or

(b)        to any other Person with the prior consent of the Golden Entities, which consent any of the Golden Entities may withhold in its sole discretion.

14.2     Restriction on Silex’s Transfer. Prior to the earlier of the termination of the Option and this Agreement and the JV Formation Date, Silex shall not Transfer, or agree to Transfer, and shall cause OPCO not to Transfer or agree to Transfer, the whole or any part of its interests in or with respect to the Properties, the Exploration Camp, the Underlying Royalty Agreement, any Other Permits in its name or the Permits and under or by virtue of this Agreement without the prior written consent of Barrick, which consent Barrick may withhold in its sole discretion and in addition to the foregoing Silex must also comply and cause OPCO to comply with the other provisions of this Article 14.

14.3     Restrictions on Indirect Transfers.  Prior to the earlier of the termination of the Option and this Agreement and the JV Formation Date, none of Golden Entities shall Transfer, or agree to Transfer, directly or indirectly, any of its rights and interests in each other or in JVCO or OPCO without the prior written consent of Barrick, which consent Barrick may withhold in its sole discretion. Prior to the earlier of the termination of the Option and this Agreement and the JV Formation Date, the Golden Entities shall not permit OCPO or JVCO to issue any shares or other securities to any Person other than JVCO (in the case of OPCO) or Golden Lux (in the case of JVCO) and none of Silex, Golden Spain or Golden Lux shall issue any shares or other securities to any Person other than to any of the Golden Entities, without the prior written consent of Barrick, which consent Barrick may withhold in its sole discretion.  None of the provisions of this Section 14.33 shall be deemed to apply to or limit a change of Control of Golden US.

14.4     Transferee to Execute Counterpart. A Party transferring its rights and interests as permitted or required by this Agreement shall require any transferee to execute a counterpart of this Agreement and thereby to agree to be bound by the contractual terms hereof in the same manner and to the same extent as though a Party hereto in the first instance.

15.       NOTICES

15.1     Notices. All notices, payments and other required communications (“Notices”) to Barrick or to any of the Golden Entities shall be in writing and shall be addressed respectively as follows:

If to Barrick:

Barrick Gold Corporation

Brookfield Place, TD Canada Trust Tower

Suite 3700, 161 Bay Street, P.O. Box 212

Toronto, Ontario

M5J 2S1, Canada

E-Mail:

Attention: General Counsel

With a copy to (which shall not constitute notice):

Lawson Lundell LLP

1600-925 West Georgia Street

Vancouver, British Columbia

V6C 3L2, Canada

Email:

Attention:

If to any of the Golden Entities:

Golden Minerals Company

350 Indiana Street, Suite 650

Golden, Colorado

80401, USA

Email:

Attention:

With a copy to (which shall not constitute notice):

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, Colorado, U.S.A. 80202

Email:

Attention:

All Notices shall be given (1) by personal delivery or delivery by commercial courier to the addressee, or (2) by electronic communication, or (3) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (1) if by personal delivery or commercial courier on the date of delivery on a Business Day before 5:00pm (in the place of delivery), and, if not delivered on a Business Day before 5:00pm (in the place of delivery), on the next Business Day following delivery, (2) if by electronic communication, on the date of delivery if delivered on a Business Day before 5:00pm (in the place of delivery), and, if not delivered on a Business Day before 5:00pm (in the place of delivery), on the next Business Day following delivery, and (3) if solely by mail on the next Business Day after actual receipt. A Party may change its address by Notice to the other Party.

16.       CONFIDENTIALITY

16.1     Obligation of Confidentiality. Subject to Section 16.2, all information received or obtained by Barrick or any of the Golden Entities hereunder or pursuant hereto shall be kept confidential by it and no part thereof may be disclosed or published without the prior written consent of the other except: (a) to such Party’s Affiliates and its and its Affiliates representatives who have a need to know such information; and (b) such information as may be required to be disclosed or published by Law or applicable stock exchange rule, provided that any such required disclosure shall be strictly limited in scope and content to the extent reasonably possible.

16.2     Exclusions from Confidential Information. Confidential information shall not include the following:

(a)        information that, at the time of disclosure, is in the public domain;

(b)        information that, after disclosure, is published or otherwise becomes part of the public domain through no fault of the recipient;

(c)        information that the recipient can show already was in the possession of the recipient at the time of disclosure;

(d)        information that the recipient can show was received by it after the time of disclosure, from a third party who was under no obligation of confidence to the disclosing Party at the time of disclosure.

16.3     No Disclosure of Agreement. Except as required by Law or securities regulatory authority or as needed to fulfill obligations hereunder (such as registrations with competent authorities), neither Barrick nor any of the Golden Entities shall make any public announcements or statements concerning this Agreement or the Properties without the prior approval of the other Party, not to be unreasonably withheld. If a Party determines that it is required to publish or disclose the text of this Agreement in accordance with applicable securities legislation or the applicable rules of any recognized stock exchange or any other applicable Law, it shall provide the other Party with an opportunity to propose appropriate redactions to the text of this Agreement, and the disclosing party hereby agrees to accept any such suggested redactions to the extent permitted by applicable securities legislation, the applicable rules of any recognized stock exchange or any other applicable Law.

16.4     Public Announcements. The text of any public announcements or statements including news releases which a Party intends to make pursuant to the exception in Section 16.1 shall be made available to the other Party not less than three Business Days prior to publication and the other Party shall have the right to make suggestions for changes therein. If Barrick is identified in any such public announcement or statement it shall not be released without the consent of Barrick in writing, which consent Barrick may withhold in its reasonable discretion.

16.5     Liability for Announcement. In providing its consent of a public announcement or statement, a Party does not thereby assume any liability or responsibility for the contents thereof, which shall be the sole responsibility of the disclosing Party, and the disclosing Party shall indemnify, defend and save the other Party harmless from any costs and liabilities it may incur in that regard. This provision shall survive expiration or earlier termination of this Agreement.

17.       AREA OF INTEREST

17.1     Area of Interest. The Area of Interest shall be the area depicted in Part 4 of Schedule A.

17.2     Acquisition Within the Area of Interest. If at any time during the term of the Agreement either Barrick or any of the Golden Entities (in this Section 17.2 only called the “Acquiring Party”) acquires, directly or indirectly, any right to or interest in any mineral disposition, mining concession, claim, licence, easement, lease, grant, concession, permit, patent, or other mineral property or surface rights or water rights located wholly within the Area of Interest (collectively, “Acquired Rights”), the Acquiring Party shall forthwith give Notice to the other (the “Other Party”) of that acquisition, the cost thereof and all details in possession of that Party with respect to the nature of the Acquired Rights and the known mineralization. For certainty, (a) if Barrick is the Acquiring Party, then the Other Party shall only be Silex, and

(b) if any of the Golden Entities is the Acquiring Party, the Other Party shall be Barrick.

17.3     Election by Other Party. The Other Party may, within 30 days of receipt of the Acquiring Party’s Notice, elect, by Notice to the Acquiring Party, to require that the Acquired Rights and the right or interest acquired be included in and thereafter form part of the Properties for all purposes (other than Section 2.1) of this Agreement. If the Acquired Rights are held by an Affiliate of the Acquiring Party that is not a Party to this Agreement, then such Acquiring Party shall cause such Affiliate to transfer such Acquired Rights immediately to the Acquiring Party to be held for the purposes of this Agreement.

17.4     If Election not made by Other Party. If the Other Party does not make the election aforesaid within that period of 30 days, the Acquired Rights shall not form part of the Properties and the Acquiring Party shall be solely entitled thereto.

17.5     Costs of Acquisition. If the Acquiring Party is Barrick, and the Other Party has made an election under Section 17.3, Barrick’s costs of or incidental to the acquisition of the Acquired Rights shall be deemed to be Expenditures. If the Acquiring Party is any of the Golden Entities, and Barrick has made an election under Section 17.3, Barrick shall reimburse such Golden Entity for all direct payment costs in connection with such acquisition, and such reimbursed amounts shall be deemed to be Expenditures.

17.6     Freedom to Use Data and Information. Each Party acknowledges that the other Parties may be actively exploring and acquiring mineral properties in the vicinity of the Properties and elsewhere and, subject only to the provisions in Sections 16 and 17.1 to 17.5, neither this Agreement nor the delivery of any data contemplated hereunder to a Party will in any way restrict or limit or result in a restriction or limitation on that Party’s freedom to use such data and any and all information derived from Operations hereunder to explore for and acquire mineral properties through option, joint venture, staking or otherwise now or in the future, within or outside the Properties.

18.       MISCELLANEOUS

18.1     Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between Barrick and any of the Golden Entities with respect to the Properties, including the term sheet dated January 22, 2020 between Barrick and Golden US, and constitutes the entire agreement between the Parties with respect to the Properties.

18.2     Confidentiality Agreement. The Parties hereby terminate the Confidentiality Agreement dated May 20, 2019, and such agreement is no longer of any force or effect.

18.3     Void or Invalid Provision. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

18.4     Recording. Other that the registrations and filings set forth herein, this Agreement shall not be recorded. However, if requested by either Party, the other will cooperate to execute and record where appropriate in the registry of the appropriate Governmental Authority and any other public registry, a notice of this Agreement to provide notice to third parties of the Option and of the respective rights and interests of the Parties in and to the Properties, and irrevocably inhibiting the Parties from making any disposition of the Properties except in accordance with the terms of this Agreement.

18.5     Further Assurances. Each Party shall do and perform all such acts and things, and execute all such deeds, documents and writings, and give all such assurances, as may be necessary to give effect to this Agreement.

18.6     Binding Effect. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

18.7     Counterparts. This Agreement may be executed in counterparts and by electronic transmission, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

18.8     Technical Reports. Where either Party hereto or any Affiliate (collectively, the “Discloser”) desires or is required by NI 43-101, to file a Technical Report (as defined in NI 43-101) with respect to the Properties, (a) the Discloser shall be entitled to prepare and file that Technical Report, and may include in that Technical Report all information concerning the Properties that is required by applicable Law or stock exchange rule; (b) neither the non-disclosing Party nor its Affiliates shall have any obligation to the Discloser to prepare or provide the Technical Report or any part thereof, or to provide or make available a Qualified Person (as defined in NI 43-101) to the Discloser; (c) the Discloser shall not designate the other Party or any associate, Affiliate or employee of or retained by the other Party, or any Qualified Person of the other Party, as the Qualified Person of the Discloser, without the prior written consent of the other Party; (d) the Discloser shall be responsible for the cost of preparing or providing the Technical Report; and (e) the non-disclosing Party shall be entitled to access to all pertinent  information  related  to  that  portion  of  the  Technical  Report  pertaining  to  the

Properties and shall be afforded a reasonable opportunity to review and the opportunity (but not the obligation) to require reasonable changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable regulatory authorities.

18.9     Limitation on Damages. Each Party waives any claim for incidental or consequential damages hereunder, including damages for lost profits or for the speculative value or development potential of the Properties.

18.10   Waiver; Amendment. Any of the terms or conditions of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving Party to require observance, performance, or satisfaction of any other term or condition hereof. Any of the terms of provisions of this Agreement may be amended or modified at any time by agreement in writing.

18.11   Severability and Survival. In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement.

[signature page follows]

The Parties hereto have executed this Agreement as of the day and year first above written.

GOLDEN MINERALS COMPANY

By: /s/ [Signature Redacted]

Name:

Title:

ASM SERVICES S.A.R.L.

By:  /s/ [Signature Redacted]

Name:

Title:

SILEX SPAIN, S.L.

By:  /s/ [Signature Redacted]

Name:

Title:

SILEX ARGENTINA S.A.

By:  /s/ [Signature Redacted]

Name:

Title:

BARRICK GOLD CORPORATION

By: /s/ [Signature Redacted]

Name:

Title:

By:  /s/ [Signature Redacted]

Name:

Title: